Exhibit 10.4
Consulting Services Agreement

This Consulting Services Agreement (“Agreement”) is entered into by and between Paylocity Corporation, a subsidiary of Paylocity Holding Corporation, a Delaware corporation (“Paylocity” or “Company”) and Michael Haske, an individual (“Haske”) as of the last date set forth on the signature pages hereto. Each of the Company and Haske is a “Party,” and, collectively, they are the “Parties.”
WHEREAS, Haske is employed by the Company as its President and Chief Operating Officer;
WHEREAS, Haske plans to voluntarily resign from his employment with the Company effective September 1, 2022 (“Separation Date”);
WHEREAS, the Company desires to obtain the benefit of Haske’s knowledge and expertise of Company-related matters for a period of time following Haske’s Separation Date, and Haske desires to provide such knowledge and expertise upon the terms and conditions set forth herein; and
WHEREAS, in connection with the services to be provided by Haske pursuant to this Agreement, the Company will provide Haske continued access to the Company’s confidential information, trade secrets, customer relationships, and other protectible interests.
NOW THEREFORE, in consideration of the premises and mutual agreements set forth herein, and for other good and valuable consideration, the Parties, intending to be legally bound, agree as follows:
1.Consulting Period.
(a)Effective as of the Separation Date and continuing for a period of one-year thereafter, unless earlier terminated in accordance with this Agreement (“Consulting Period”), Haske agrees to provide Transition Services to the Company in the role of Advisor to the Company. As used herein, “Transition Services” means Haske’s (i) support for the effective transition of the President and Chief Operating Officer roles, including (A) documenting and transferring all relevant information and relationships to ensure a smooth transition with minimal disruption to the Company’s business operations, (B) working with the Company to ensure a successful transition of Haske’s customer and client relationships to appropriate employees of the Company, (C) assistance and cooperation in any litigation involving the Company, (D) assistance in recruiting and training efforts where requested by the Company; and (ii) provision of any other reasonable transition support requested by the Company. Without consent of Haske, the Transition Services shall not exceed twenty (20) hours per calendar month.
(b)During the Consulting Period, the Company shall provide Haske a fixed payment of $20,000 per month, payable monthly on the last day of each month during the Consulting Period (“Consulting Payment”).
(c)During the Consulting Period, the Company will reimburse Haske for ordinary and necessary reasonable business expenses incurred in the course of performing the Transition Services; provided, Haske must obtain prior approval for any expense in excess of $500 and submit appropriate receipts and all other required information for all expenses.
(d)The 3,286 restricted stock units subject to the award that was granted to Haske on August 16, 2021, and which were otherwise eligible to vest on August 16, 2025 subject to Haske’s continued services with the Company through such date, will be terminated and cancelled on the Separation Date and are not eligible to vest (“Terminated RSUs”).
(e)All outstanding unvested restricted stock unit awards held by Haske as of immediately prior to the Separation Date other than the Terminated RSUs (“Remaining RSUs”) will be eligible to settle and vest following the Separation Date subject to the terms and conditions set forth in Section 5 below. Each of the Remaining RSUs are listed on attached Exhibit 1.

(f)Haske’s outstanding stock option to purchase up to 120,000 shares of the Company’s stock with an exercise price of $4.88 per share will expire on August 21, 2022 if not exercised prior to such expiration date (“Expiring Option”). Each of Haske’s outstanding and unexercised Company stock options other than the Expiring Option as determined as of March 11, 2022 are listed on the attached Exhibit 2 (“Outstanding Options”). Each of the Outstanding Options which is not exercised by Haske prior to the Separation Date is a “Remaining Option” and together such Outstanding Options are the “Remaining Options”).
(g)Except for the Remaining RSUs and Remaining Options, Haske will not hold any outstanding Company stock option, stock unit or other equity awards following the Separation Date.
(h)The Parties agree that this Agreement shall be deemed null and void and shall not take effect if Haske (i) does not enter into the Transition and Separation Agreement, and/or (ii) does not sign the Bring-Down Release attached hereto as Exhibit 3 by the Separation Date.
2.No Conflict of Interest. During the Consulting Period, Haske will not accept work, enter into a contract, or accept an obligation inconsistent or incompatible with his obligations, or the scope of services to be rendered for the Company under this Agreement. Haske warrants that, to the best of his knowledge, there is no other existing contract or duty on Haske’s part that conflicts with or is inconsistent with this Agreement.
3.Independent Contractor Relationship. During the Consulting Period, Haske’s relationship with the Company is that of an independent contractor, and nothing in this Agreement is intended to, or shall be construed to, create a partnership, agency, joint venture, employment, or similar relationship between the Parties. Haske acknowledges and agrees that Haske will not be an employee of the Company or any of its subsidiaries or affiliates during the Consulting Period, and that he will not be entitled to any of the benefits that the Company may make available to its employees, including, but not limited to, group health or life insurance, or retirement benefits. Haske is solely responsible for, and will file, on a timely basis, all tax returns and payments required to be filed with, or made to, any federal, state or local tax authority with respect to the performance of services and receipt of fees during the Consulting Period. Haske is solely responsible for, and must maintain adequate records of, expenses incurred in the course of performing services during the Consulting Period. No part of the Company’s payments to Haske for the Transition Services during the Consulting Period will be subject to withholding by the Company for the payment of any social security, federal, state or any other employee payroll taxes. The Company will regularly report amounts paid to Haske during the Consulting Period by filing Form 1099 MISC or other applicable forms with the Internal Revenue Service as required by law.
4.Termination of Consulting Period. Haske may terminate the Consulting Period upon thirty (30) days’ prior written notice to the Company. The Company may terminate the Consulting Period with immediate effect upon the occurrence of an event constituting Cause. As used herein, “Cause” means: (i) commission of any felony or of another crime involving moral turpitude; (ii) the material breach of any covenant contained or referred to in this Agreement or any other agreement in place between Haske and the Company; or (iii) any act of material dishonesty by Haske which adversely affects the business of Company.
5.Engagement Equity Compensation Bonus. Provided that (i) Haske does not accelerate the termination of the Consulting Period to a date earlier than September 1, 2023, (ii) the Company does not terminate the Consulting Period for Cause, (iii) Haske remains in compliance with the terms of this Agreement and the Transition and Separation Agreement (including the restrictive covenants set forth therein), and (iv) Haske enters into the Secondary Bring-Down Release attached hereto as Exhibit 4 within fourteen (14) days following the conclusion of the Consulting Period (collectively, items (i) - (iv) are the “Equity Vesting Conditions”), then the Company will provide Haske the following benefits:
(a)Each of the Remaining Options will remain exercisable until the date that is four months following the end of the Consulting Period (“Modified Expiration Date”) and will automatically expire on such date if not exercised prior to such Modified Expiration Date. Notwithstanding the foregoing, nothing herein shall preclude any earlier termination of any Remaining Option prior to its Modified Expiration Date that is implemented by the Company in connection with a change of control of the Company or similar transaction in which the acquiring or surviving entity is not assuming or continuing such Remaining Option.
(b)Each of the Remaining RSUs that were otherwise eligible to vest on scheduled dates following the Separation Date contingent solely on Haske’s continued services with the Company through such scheduled dates as listed on Exhibit 1 attached hereto (each a “Time-Based RSU Award” and collectively, the “Time-Based RSU Awards”) shall be eligible to vest as described below. Shares will be issued in settlement of Time-Based RSUs Awards on their scheduled vesting dates (as in effect immediately prior to the effectiveness of this Agreement) and as listed on Exhibit 1 attached hereto for such Time-Based RSU Award as an unearned advance. If the Equity Vesting Conditions are not satisfied after shares are issued in settlement of any Time-Based RSU Awards such that such issued shares are not earned, then within thirty (30) days following the date that the Company provides Haske with written notice that the Equity Vesting Conditions were not satisfied, Haske must transfer to the Company a number of shares equal to the number of shares that were previously issued in settlement of such Time-Based RSU Awards (and without regard to whether the Haske continues to own or control such previously delivered shares) and Haske shall bear all costs of transfer, including any transfer taxes that may be payable in connection with such transfer. If at any time prior to settlement of a Time-Based RSU Award, Haske does not satisfy the Equity Vesting Conditions, such outstanding Time-Based RSU Award will immediately terminate and be cancelled and will not be eligible to thereafter settle or vest, and Haske will not receive any share issuance or other payment or other benefit in respect of such terminated Time-Based RSU Award.
(c)Each of Haske’s outstanding unvested restricted stock unit awards designated as a “Market Share Unit” award and which was otherwise eligible to vest contingent upon each of Haske’s continued services and the Company’s achievement of certain stock price performance goals (“Performance Goals”) as listed on Exhibit 1 attached hereto (each a “Market RSU Award” and together the “Market RSU Awards”) shall be eligible to be settled on its applicable scheduled vesting date (as in effect immediately prior to the effectiveness of this Agreement) and as listed on Exhibit 1 attached hereto as an unearned advance. The settlement and vesting eligibility level of each Market RSU Award shall remain subject to and determined with respect to the Company’s actual level of attainment of its applicable Performance Goals for such Market RSU Award. If the Equity Vesting Conditions are not satisfied after shares have been issued in settlement of a Market RSU Award such that such issued shares are not earned, then within thirty (30) days following the date that the Company provides Haske with written notice that the Equity Vesting Conditions were not satisfied, Haske must transfer to the Company a number of shares equal to the number of shares that were previously issued in settlement of such Market RSU Award (and without regard to whether the Haske continues to own or controls such previously delivered shares) and Haske shall bear all costs of transfer, including any transfer taxes that may be payable in connection with such transfer. If at any time prior to settlement of a Market RSU Award, Haske does not satisfy the Equity Vesting Conditions, such Market RSU Award will immediately terminate and be cancelled and will not be eligible to thereafter settle or vest, and Haske will not receive any share issuance or other payment or other benefit in respect of such terminated Market RSU Award. Collectively, the benefits set forth in (a) – (c) above are known as the “Engagement Equity Compensation Bonus.”
(d)In order: (i) to reflect the foregoing changes to the terms of the Remaining RSUs, and (ii) to reflect the Parties’ intent that the Remaining RSUs shall be exempt from or compliant with the requirements of Section 409A of the Internal Revenue Code, including following the Separation Date, the applicable Notice of Grant and Award Agreement for each of the Remaining RSUs shall be amended and restated to incorporate the terms provided herein (“Amended RSU Agreements”). The Amended RSU Agreements shall provide that the applicable settlement date for any portion of the Remaining RSUs that are settled following the Separation Date shall occur no later than the last date of the applicable calendar year in which the originally scheduled vesting date for such Remaining RSUs would have occurred in the absence of this Agreement, subject to Haske’s continued services. The Amended RSU Agreements shall be in such forms as are approved by the Company in its discretion and effective as of no later than the Separation Date.
(e)Except as modified as expressly provided herein, all other terms and conditions of the Remaining RSUs and Remaining Options shall remain as set forth in the applicable notices of grant and award agreements and the terms of the Company’s applicable equity incentive plan under which such awards were granted, including the requirement of satisfaction of any Company withholding obligations as a condition to issuance of shares in settlement of any Remaining RSUs. For the avoidance of doubt, notwithstanding anything to the contrary in any agreement between Haske and the Company, in the event of any conflict between the terms of this Agreement and the Transition and Separation Agreement collectively on the one hand, and another other agreement between Haske and the Company on the other hand, the terms of this Agreement and the Transition and Separation Agreement shall control.
6.Nondisclosure of Confidential Information.
(a)“Confidential Information” means trade secrets and other information relating to any past, current or anticipated future business, product, process, or practice of the Company that is not generally available to the public through legitimate means and that the Company derives any tangible or intangible benefit from such information not being generally available to the public through legitimate means. Examples of Confidential Information include, without limitation, lists of and information regarding current and prospective customers, payors, vendors and suppliers of the Company, personnel information (including the identity of former, current and prospective employees or independent contractors of the Company and the responsibilities, competence, abilities and compensation of such persons), computer programs, unpatented inventions, discoveries or improvements, testing and treatment results, marketing, manufacturing, or organizational research and development, contracts and contractual relations, licenses, business plans, forecasts and projections, business methods, pricing and financial information, information concerning planned or pending acquisitions or divestitures, and information concerning purchases of real property or major equipment or other personal property, and information or data that the Company treats as proprietary or designates as confidential information, whether or not owned or developed by the Company; provided, however, that “Confidential Information” does not include any information that has been made generally available to the public (other than through Haske’s breach of this Agreement or by a third-party’s breach of a confidentiality covenant).

(b)Except as required to provide services to the Company or otherwise permitted in this Section, Haske agrees to keep confidential and not to disclose or use any Confidential Information. Haske agrees (i) immediately to notify the Company of any unauthorized use or disclosure of the Confidential Information and (ii) to assist the Company in remedying any unauthorized use or disclosure of the Confidential Information. Nothing in this Agreement shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order. Haske agrees to promptly provide written notice of any such order to an authorized officer of the Company.

(c)Pursuant to the Defend Trade Secrets Act of 2016, Haske acknowledges that he shall not have criminal or civil liability under any federal or state trade secret law for the disclosure of a trade secret that (i) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, if Haske files a lawsuit for retaliation by the Company for reporting a suspected violation of law, he may disclose the trade secret to Haske’s attorney and may use the trade secret information in the court proceeding, if he files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

7.Disclosure and Assignment of Work.
(a)Haske will promptly disclose in confidence to the Company all inventions, improvements, processes, products, designs, original works of authorship, formulas, processes, compositions of matter, computer software programs, databases, mask works, trade secrets, product or service improvements, product or service ideas, new products or services, discoveries, methods, software, uniform resource locators or proposed uniform resource locators (“URLs”), domain names or proposed domain names, any trade names, trademarks or slogans, which may or may not be subject to or able to be patented, copyrighted, registered, or otherwise protected by law (“Inventions”) that he makes, conceives or first reduces to practice or creates, or has made, conceived or first reduced to practice or created, either alone or jointly with others, during the term of this Agreement, whether or not in the course of his engagement, and whether or not such Inventions are patentable, copyrightable or able to be protected as trade secrets, or otherwise able to be registered or protected by law.

(b)Haske acknowledges that (i) all original works of authorship which are made by him (solely or jointly with others) during the term of this Agreement and that relate to the Company and which are protectable by copyright are “works made for hire” under the Copyright Act (17 U.S.C., Section 101) and (ii) the Company will be considered the author and owner of such copyrightable works.

(c)Haske agrees that all Inventions that (i) are or were developed using equipment, supplies, facilities or trade secrets of the Company, (ii) result or have resulted from work performed by Haske for the Company, or (iii) relate to the Company’s business or current or anticipated research and development (“Company Inventions”), will be and are the sole and exclusive property of the Company and are hereby irrevocably assigned by Haske to the Company from the moment of their creation and fixation in tangible media. The foregoing assignment of Company Inventions does not apply to any Invention that Haske develops or developed entirely on Haske’s own time without using any of the Company’s equipment, supplies, facilities, or trade secret information, except for those Inventions that either (x) relate to the Company’s businesses or actual or demonstrably anticipated research or development or (y) result or resulted from any work he performs or performed for the Company.

(d)Haske irrevocably transfers and assigns to the Company: (i) all worldwide patents, patent applications, copyrights, mask works, trade secrets and other intellectual property rights in any Company Invention and (ii) any and all “Moral Rights” (defined below) that he has or may have in or with respect to any Company Invention. Haske also forever waives and agrees never to assert any and all Moral Rights that he has or may have in or with respect to any Company Invention, even after termination of Haske’s engagement with the Company. “Moral Rights” means any rights to claim authorship of any Company Invention, to object to or prevent the modification of any Company Invention, or to withdraw from circulation or control the publication or distribution of any Company Invention, and any similar right, existing under judicial or statutory law of any country in the world, or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right.”

(e)Haske agrees to assist the Company in every proper way to obtain and enforce patents, copyrights, mask work rights, trade secret rights and other legal protections for the Company Inventions and all of the Company’s assets in any and all countries. Haske will execute any documents that the Company may request for use in obtaining or enforcing such patents, copyrights, mask work rights, trade secrets and other legal protections. Haske’s obligations under this Section will continue beyond the termination of Haske’s engagement by the Company, provided that the Company will compensate Haske at a reasonable rate after such termination for time spent or expenses actually incurred at the Company’s request for such assistance. Haske appoints the individual to be designated by the Company at the time as Haske’s attorney-in-fact to execute documents on Haske’s behalf for this purpose.

8.Return of Company Property. At any time upon the Company’s request and immediately upon the end of the Consulting Period, Haske agrees to return to the Company all keys, files, records (and copies thereof), equipment (including computer hardware, software and printers, flash drives and storage devices, smartphones, tablets, etc.), Company identification, and any other Company-owned property in Haske’s possession or control and to leave intact all electronic Company documents, including those that Haske developed or helped to develop during his employment or engagement by the Company, without retaining any copies. Haske further agrees to cancel all accounts for his benefit, if any, in the Company’s name, including credit cards, wireless data accounts, and computer accounts. Haske also agrees to provide to the Company all usernames or IDs and related passwords or other login or access information for all Company-related equipment, software, hardware, and electronic or digital programs, systems, or interfaces. The items referenced in this Section 8 shall be collectively referred to as “Company Property.”
9.Entire Agreement; Amendment. Haske acknowledges that this Agreement, including the Bring-Down Release and the Secondary Bring-Down Release attached hereto and incorporated herein, is a full and accurate embodiment of the understanding between Haske and the Company regarding the Consulting Services, and that it supersedes any prior agreements or understandings made by the Parties, whether written or oral, with respect to the subject matter of this Agreement, except as otherwise provided herein. For avoidance of doubt, this Agreement does not supersede or modify Haske’s ongoing obligations under the Transition and Separation Agreement or the Employment Agreement (including the restrictive covenants contained in those agreements). The terms of this Agreement may not be modified, except by mutual written consent of the Parties or by a court of competent jurisdiction. In order to be effective, any and all modifications by the Parties must be reduced to writing and signed by Haske and another authorized officer of the Company on behalf of the Company.
10.Attorneys’ Fees. In the event that either Party is required to take legal action to enforce its rights under this Agreement, the prevailing party in such action shall be entitled to collect from the other party the attorney’s fees and costs that it incurs in such legal action, in addition to any other relief to which it may be entitled.
11.Choice of Law; Venue. This Agreement will be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, regardless of any conflict of law rules to the contrary. Venue for any action arising out of or in connection with this Agreement shall lie solely and exclusively in the state and federal district courts located in (or for) the State of Delaware, and both Haske and the Company agree to submit to the exclusive jurisdiction of such courts and hereby waive any argument that such courts are an inconvenient forum.
12.No Waiver. The failure of any Party to insist, in one or more instances, on performance by any other Party in strict compliance with this Agreement shall not be deemed a waiver or release of any right, term, covenant, or condition, unless such waiver is contained in a writing signed by the Party to be charged with a waiver. No waiver shall waive any subsequent compliance unless expressly therein set forth.
13.Severability; Assignment. The provisions of this Agreement are severable. If any provision of this Agreement shall be held void, voidable, invalid, or inoperative, no other provision of this Agreement shall be affected as a result thereof, and accordingly, the remaining provisions of this Agreement shall remain in full force and effect as though such void, voidable, invalid, or inoperative provision had not been contained herein.

ACCEPTED AND AGREED:

MICHAEL HASKE

/s/ Michael Haske
Michael Haske

March 11, 2022
Date

PAYLOCITY CORPORATION

By:	/s/ Steven R. Beauchamp

Name:	Steven R. Beauchamp
Title:	Chief Executive Officer

March 11, 2022
Date

EXHIBIT 1 – Remaining RSUs
Time-Based RSU Awards

Number of Units	Vesting Date
4,219	8/14/2023
5,605	8/15/2023
3,286	8/16/2023
4,218	8/14/2024
3,286	8/16/2024

Market RSU Awards

Number of Units**	Vesting Date
7,232	9/1/2023
5,633	9/1/2024

** Based on 100% Payout

EXHIBIT 2 – Outstanding Options

Number of Shares	Exercise Price	Modified Expiration Date
16,666	$17.00	1/1/2024
24,000	$24.80	1/1/2024
26,000	$35.28	1/1/2024

EXHIBIT 3 – BRING-DOWN RELEASE

This Bring-Down Release (“Bring-Down Release”) between Michael Haske (“Haske” or “you”) and Paylocity Corporation, a subsidiary of Paylocity Holding Corporation, a Delaware corporation (“Paylocity” or “Company”) is required by that certain Consulting Services Agreement to which this Bring-Down Release is attached, and Haske’s execution of this Bring-Down Release is a condition of Haske’s receipt of the Engagement Equity Compensation Bonus described in Section 5 of the Consulting Services Agreement. This Bring-Down Release should not be signed until your Separation Date as defined in the Transition and Separation Agreement.
1.Receipt of Full Compensation. Haske acknowledges that: (a) he has received all compensation and benefits owed to him in connection with his employment with the Company through the Separation Date; and (b) he is not otherwise entitled to any other wages, compensation, consideration, bonus, severance, expense reimbursement, equity award, or other remuneration in connection with his employment with the Company or the separation thereof, except as expressly set forth in the Transition and Separation Agreement. Without limiting the foregoing, Haske expressly acknowledges that because his resignation from the Company is voluntary, Haske is not eligible for the Severance Payment described in Section 7.2 of the Second Amended and Restated Executive Employment Agreement dated February 7, 2014, by and between Haske and the Company (“Employment Agreement”). Haske’s eligibility to participate in the Company’s employee benefit programs will end in accordance with the terms of such programs based on the Separation Date. Haske will receive a separate notice explaining Haske’s right to elect continuation of group health benefits coverage under the Consolidated Omnibus Reconciliation Act of 1985 and/or any applicable state law (“COBRA”).

2.General Release of Claims. In consideration for promises by the Company set forth in Section 1 of the Transition and Separation Agreement, Haske, on behalf of himself and his assigns, heirs, agents, legal representatives, and anyone else who could claim by or through him, does hereby, to the maximum extent permitted by law, fully, forever, irrevocably, and unconditionally release, remise, and discharge the Company, its affiliates, subsidiaries, parent companies, predecessors, and successors, and all of their respective past and present officers, directors, stockholders, partners, members, employees, agents, representatives, plan administrators, attorneys, insurers and fiduciaries (each in their individual and corporate capacities) (collectively, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature that Haske ever had or now has against any or all of the Released Parties, whether known or unknown, including, but not limited to, any and all claims arising out of or relating to Haske’s consulting engagement with the Company or the termination thereof, including, but not limited to, all claims under Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act (“ADEA”) and the Older Workers Benefit Protection Act (“OWBPA”), the Genetic Information Nondiscrimination Act, the Family and Medical Leave Act, the Fair Labor Standards Act, the Fair Credit Reporting Act, the Employee Retirement Income Security Act, the Illinois Human Rights Act, the Illinois Wage Payment and Collection Act, the Illinois Right to Privacy in the Workplace Act, and the Illinois Workplace Transparency Act, all as amended and including their implementing regulations, as well as any other federal, state, or local statute(s) or other law(s) or common law prohibiting discrimination or harassment in employment or granting rights to an employee arising out of an employment relationship, as well as any claims for wages, employee benefits, vacation pay, severance pay, health or welfare benefits, bonus compensation, or other remuneration, damages, fees, costs or other relief for any obligations, contracts, claims for defamation, invasion of privacy, intentional or negligent infliction of emotional distress, negligence, gross negligence, estoppel, misrepresentation, express or implied duties of good faith and fair dealing, wrongful discharge, or torts for any and all alleged acts, omissions, or events through the date on which Haske signs this Bring-Down Release (“General Release”).
Haske acknowledges that the foregoing General Release is an integral part of this Bring-Down Release, and such release of claims and this entire Bring-Down Release are written in plain English, understandable by Haske. Haske also represents that he has not given or sold any portion of any claim discussed in this Bring-Down Release to anyone else. Further, Haske waives and releases the Released

Parties from any claims that this Bring-Down Release was procured by fraud or signed under duress or coercion so as to make this release not binding. Nothing herein shall be construed to release or waive any of Haske’s rights or claims that may arise from acts or events that occur after the date on which he signs this Bring-Down Release. It is further agreed that nothing in this Bring-Down Release is intended to or shall be construed to release (i) any claims that cannot be waived by law, (ii) any vested benefits that Haske has earned or accrued as a result of his prior employment with the Company, or (iii) any rights to indemnification and/or advancement that Haske may retain in accordance with the terms and conditions of the Company’s Bylaws and Articles of Incorporation, as may be amended from time to time, as well as the Indemnification Agreement between the Company and Haske dated on or about February 7, 2014.
3.Waiver of Unknown Claims. As the releasor, Haske has been advised to consult with counsel and, further, that he is familiar with the principle that a general release may not extend to claims that the releasor does not know or suspect to exist in his favor at the time of executing the release, which, if known by him, must have materially affected his settlement with the Released Parties. Haske, being aware of said principle, agrees to expressly waive any rights he may have to that effect, as well as under any other statute or common law principles of similar effect.
4.Rights Not Waived. Nothing in this Bring-Down Release prevents Haske from filing any non-legally-waivable claim (including a challenge to the validity of this Bring-Down Release and/or the release of claims under the ADEA) with the Equal Employment Opportunity Commission or comparable state or local agency, or from participating in any investigation or proceeding conducted by any such agency; however, Haske understands and agrees that he is waiving any and all rights to recover any monetary or personal relief or recovery as a result of such agency proceeding or subsequent legal actions to the maximum extent permitted by law. In addition, nothing in this Bring-Down Release prohibits or impedes Haske from reporting possible violations of law or regulation to any government agency or entity, making other disclosures that are protected under whistleblower provisions of law, or receiving an award or monetary recovery pursuant to the Securities and Exchange Commission’s whistleblower program. Haske does not need prior authorization to make such reports or disclosures and is not required to notify the Company that he has made any such report or disclosure.
5.Return of Property. Haske represents and warrants that prior to executing this Bring-Down Release, and except to the extent Haske requires such property to perform the Transition Services (as set forth in a signed writing from the Company), he has returned to the Company all keys, files, records (and copies thereof), equipment (including computer hardware, software and printers, flash drives and storage devices, smartphones, tablets, etc.), Company identification, and any other Company-owned property in Haske’s possession or control and has left intact all electronic Company documents, including those that Haske developed or helped to develop during his employment, and he has not retained any copies. Haske further confirms that he has cancelled all accounts for his benefit, if any, in the Company’s name, including credit cards, wireless data accounts, and computer accounts. Haske also confirms that he has provided to the Company all usernames or IDs and related passwords or other login or access information for all Company-related equipment, software, hardware, and electronic or digital programs, systems, or interfaces. The items referenced in this Section 5 shall be collectively referred to as “Company Property.”
6.Validity; Modification. Should any provision of this Bring-Down Release be declared illegal or unenforceable, such provision shall immediately become null and void, leaving the remainder of this Bring-Down Release in full force and effect; provided, however, that if the provisions concerning releases are declared illegal or unenforceable, Haske will be required to enter into a new, enforceable waiver and release of all claims against the Released Parties. This Bring-Down Release may not otherwise be modified, altered or changed except in writing and signed by Haske and an authorized representative the Company wherein specific reference is made to this Bring-Down Release.
7.Acknowledgments; Consideration and Revocation Periods.
(a)Haske hereby represents and warrants that, prior to signing below: (i) he has been advised to and has had the opportunity to consult with independent legal counsel of his choice; (ii) he has read this Bring-Down Release in its entirety, and fully understands its content and effect; (iii) he has not been subject to any form of duress or coercion in connection with this Bring-Down Release, is completely satisfied with the terms reflected in this Bring-Down Release, and, accordingly, knowingly and voluntarily enters this Bring-Down Release and agrees to be bound as described in this Bring-Down Release; and (iv) he has not acted in reliance upon any representation, advice, or other action of any Released Party, except as specifically set forth and provided for in this Bring-Down Release.
(b)Haske acknowledges that he has been given a period in excess of 21 days to consider this Bring-Down Release prior to executing it, and that he has a period of seven (7) days from the date he signs this Bring-Down Release (“Revocation Period”) to revoke his acceptance of this Bring-Down Release. Haske further understands that this Bring-Down Release will not become effective or enforceable until the Revocation Period expires without Haske having so revoked this Bring-Down Release. If Haske elects to revoke this Bring-Down Release, revocation must be in writing and presented by email to alivingston@paylocity.com within seven (7) days from the date Haske signs this Bring-Down Release, which shall be no earlier than the Separation Date as defined in the Transition and Separation Agreement.

I HAVE READ THE FOREGOING BRING-DOWN RELEASE, FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED THEREIN, AND HAVE KNOWINGLY AND VOLUNTARILY ENTERED INTO THIS BRING-DOWN RELEASE ON THE DATE SET FORTH BELOW.

MICHAEL HASKE

By:
Michael Haske

Date:

EXHIBIT 4 – SECONDARY BRING-DOWN RELEASE

This Secondary Bring-Down Release (“Secondary Bring-Down Release”) between Michael Haske (“Haske” or “you”) and Paylocity Corporation, a subsidiary of Paylocity Holding Corporation, a Delaware corporation (“Paylocity” or “Company”) is required by that certain Consulting Services Agreement to which this Secondary Bring-Down Release is attached (“Agreement”), and Haske’s execution of this Secondary Bring-Down Release is a condition of Haske’s receipt of the Engagement Equity Compensation Bonus described in Section 5 of the Agreement. This Secondary Bring-Down Release should not be signed until the end of your Consulting Period as defined in the Agreement.
1.Receipt of Full Compensation. Haske acknowledges that: (a) he has received all compensation and benefits owed to him in connection with the services Haske provided pursuant to the Agreement; and (b) he is not otherwise entitled to any other form of compensation, benefits, or remuneration of any kind from the Company, except as expressly set forth in Section 5 of the Agreement.

2.General Release of Claims. In consideration for promises by the Company set forth in Section 5 of the Agreement, Haske, on behalf of himself and his assigns, heirs, agents, legal representatives, and anyone else who could claim by or through him, does hereby, to the maximum extent permitted by law, fully, forever, irrevocably, and unconditionally release, remise, and discharge the Company, its affiliates, subsidiaries, parent companies, predecessors, and successors, and all of their respective past and present officers, directors, stockholders, partners, members, employees, agents, representatives, plan administrators, attorneys, insurers and fiduciaries (each in their individual and corporate capacities) (collectively, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature that Haske ever had or now has against any or all of the Released Parties, whether known or unknown, including, but not limited to, any and all claims arising out of or relating to Haske’s consulting engagement with the Company or the termination thereof, including, but not limited to, all claims under Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act (“ADEA”) and the Older Workers Benefit Protection Act (“OWBPA”), the Genetic Information Nondiscrimination Act, the Family and Medical Leave Act, the Fair Labor Standards Act, the Fair Credit Reporting Act, the Employee Retirement Income Security Act, the Illinois Human Rights Act, the Illinois Wage Payment and Collection Act, the Illinois Right to Privacy in the Workplace Act, and the Illinois Workplace Transparency Act, all as amended and including their implementing regulations, as well as any other federal, state, or local statute(s) or other law(s) or common law prohibiting discrimination or harassment in employment or granting rights to an employee arising out of an employment relationship, as well as any claims for wages, employee benefits, vacation pay, severance pay, health or welfare benefits, bonus compensation, or other remuneration, damages, fees, costs or other relief for any obligations, contracts, claims for defamation, invasion of privacy, intentional or negligent infliction of emotional distress, negligence, gross negligence, estoppel, misrepresentation, express or implied duties of good faith and fair dealing, wrongful discharge, or torts for any and all alleged acts, omissions, or events through the date on which Haske signs this Secondary Bring-Down Release (“General Release”).
Haske acknowledges that the foregoing General Release is an integral part of this Secondary Bring-Down Release, and such release of claims and this entire Secondary Bring-Down Release are written in plain English, understandable by Haske. Haske also represents that he has not given or sold any portion of any claim discussed in this Secondary Bring-Down Release to anyone else. Further, Haske waives and releases the Released Parties from any claims that this Secondary Bring-Down Release was procured by fraud or signed under duress or coercion so as to make this release not binding. Nothing herein shall be construed to release or waive any of Haske’s rights or claims that may arise from acts or events that occur after the date on which he signs this Secondary Bring-Down Release. It is further agreed that nothing in this Secondary Bring-Down Release is intended to or shall be construed to release (i) any claims that cannot be waived by law, (ii) any vested benefits that Haske has earned or accrued as a result of his prior employment with the Company, or (iii) any rights to indemnification and/or advancement that Haske may retain in accordance with the terms and conditions of the Company’s Bylaws and Articles of Incorporation, as may be amended from time to time, as well as the Indemnification Agreement between the Company and Haske dated on or about February 7, 2014.

3.Waiver of Unknown Claims. As the releasor, Haske has been advised to consult with counsel and, further, that he is familiar with the principle that a general release may not extend to claims that the releasor does not know or suspect to exist in his favor at the time of executing the release, which, if known by him, must have materially affected his settlement with the Released Parties. Haske, being aware of said principle, agrees to expressly waive any rights he may have to that effect, as well as under any other statute or common law principles of similar effect.
4.Rights Not Waived. Nothing in this Secondary Bring-Down Release prevents Haske from filing any non-legally-waivable claim (including a challenge to the validity of this Secondary Bring-Down Release and/or the release of claims under the ADEA) with the Equal Employment Opportunity Commission or comparable state or local agency, or from participating in any investigation or proceeding conducted by any such agency; however, Haske understands and agrees that he is waiving any and all rights to recover any monetary or personal relief or recovery as a result of such agency proceeding or subsequent legal actions to the maximum extent permitted by law. In addition, nothing in this Secondary Bring-Down Release prohibits or impedes Haske from reporting possible violations of law or regulation to any government agency or entity, making other disclosures that are protected under whistleblower provisions of law, or receiving an award or monetary recovery pursuant to the Securities and Exchange Commission’s whistleblower program. Haske does not need prior authorization to make such reports or disclosures and is not required to notify the Company that he has made any such report or disclosure.
5.Return of Property. Haske represents and warrants that prior to executing this Secondary Bring-Down Release he has returned to the Company all “Company Property” as defined in the Agreement.
6.Validity; Modification. Should any provision of this Secondary Bring-Down Release be declared illegal or unenforceable, such provision shall immediately become null and void, leaving the remainder of this Secondary Bring-Down Release in full force and effect; provided, however, that if the provisions concerning releases are declared illegal or unenforceable, Haske will be required to enter into a new, enforceable waiver and release of all claims against the Released Parties. This Secondary Bring-Down Release may not otherwise be modified, altered or changed except in writing and signed by Haske and an authorized representative the Company wherein specific reference is made to this Secondary Bring-Down Release.
7.Acknowledgments; Consideration and Revocation Periods. Haske hereby represents and warrants that, prior to signing below: (i) he has been advised to and has had the opportunity to consult with independent legal counsel of his choice; (ii) he has read this Secondary Bring-Down Release in its entirety, and fully understands its content and effect; (iii) he has not been subject to any form of duress or coercion in connection with this Secondary Bring-Down Release, is completely satisfied with the terms reflected in this Secondary Bring-Down Release, and, accordingly, knowingly and voluntarily enters this Secondary Bring-Down Release and agrees to be bound as described in this Secondary Bring-Down Release; and (iv) he has not acted in reliance upon any representation, advice, or other action of any Released Party, except as specifically set forth and provided for in this Secondary Bring-Down Release.
Haske acknowledges that he has been given a period in excess of 21 days to consider this Secondary Bring-Down Release prior to executing it, and that he has a period of seven (7) days from the date he signs this Secondary Bring-Down Release (“Revocation Period”) to revoke his acceptance of this Secondary Bring-Down Release. Haske further understands that this Secondary Bring-Down Release will not become effective or enforceable until the Revocation Period expires without Haske having so revoked this Secondary Bring-Down Release. If Haske elects to revoke this Secondary Bring-Down Release, revocation must be in writing and presented by email to alivingston@paylocity.com within seven (7) days from the date Haske signs this Secondary Bring-Down Release, which shall be no earlier than the end of the Consulting Period as defined in the Agreement.
I HAVE READ THE FOREGOING SECONDARY BRING-DOWN RELEASE, FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED THEREIN, AND HAVE KNOWINGLY AND VOLUNTARILY ENTERED INTO THIS SECONDARY BRING-DOWN RELEASE ON THE DATE SET FORTH BELOW.

MICHAEL HASKE

By:
Michael Haske

Date: